EXHIBIT 99.1 Final Transcript

Conference Call Transcript SORC - Q3 2008 Source Interlink Companies Earnings Conference Call Event Date/Time: Dec. 06. 2007 / 4:30PM ET

CORPORATE PARTICIPANTS

 Denise Roche

 Brainerd Communicators - IR

 Mike Duckworth

 Source Interlink Companies - Chairman

 Marc Fierman

 Source Interlink Companies - CFO

 Alan Tuchman

 Source Interlink Companies - Co-CEO

 Steve Parr

 Source Interlink Companies - President Source Interlink Media

CONFERENCE CALL PARTICIPANTS

 Barry Sine

 Oppenheimer - Analyst

 James Adams

 Scopia Capital - Analyst

 Jaime Lester

 Soundpost - Analyst

 Matt Sirovich

 Scopia Capital - Analyst

 PRESENTATION

Operator

 Good afternoon, ladies and gentlemen. And welcome to Source Interlink Companies’ fiscal 2008 third quarter earnings teleconference call. (OPERATOR INSTRUCTIONS). The conference is being recorded today, Thursday, December 6, 2007. At this time I would like to turn the conference over to Denise Roche of Brainerd Communicators to read the forward-looking statements. Please go ahead.

 Denise Roche  — Brainerd Communicators - IR

 Thank you. Please turn to slide 2 to review the Company’s cautionary note regarding forward-looking statements and use of non-GAAP financial measures. This conference call and the corresponding presentation contains certain forward-looking statements within the meaning of Section 21-E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, acquisition related cost savings, future business plans, strategies and financial results and growth opportunities.

These forward-looking statements reflect Source Interlink’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements.

Factors that the cause actual results to differ include adverse trends in advertising spending; interest rate volatility and the consequences of significantly increased debt obligations; price volatility in fuel, paper and other raw materials used in our businesses; market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions; and evolving markets for entertainment media; the ability to obtain product in sufficient quantities; adverse changes in general economic or market conditions; the ability to attract and retain employees; intense competition in the marketplace; and other events and other important factors disclosed previously and from time to time in

Source Interlink’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed the Securities and Exchange Commission on April 25, 2007.

The Company does not intend and disclaims any duty or obligation to update or revise any forward-looking statements or industry information set forth in this presentation to reflect new information, future events or otherwise. With that, I will turn the call over to Mr. Duckworth. Please go ahead, sir.

 Mike Duckworth  — Source Interlink Companies - Chairman

 Thank you. Good afternoon everyone and thank you for joining us on Source Interlink’s third quarter earnings call. With me today are Alan Tuchman, co-CEO and head of our DVD/CD distribution business; Steve Parr, the President of Source Interlink Media, which will also be referred to as SIM; and Marc Fierman, our CFO. Jim Gillis, our co-CEO and head of our magazine distribution business, was unable to make it today as he is attending a magazine industry conference in London. All of us will be available to answer your questions at the conclusion of our prepared remarks.

If you will turn to slide 3, I will review our agenda for this call. I will start off this afternoon with a brief overview of our quarterly and nine-month results, which I am pleased to note are well ahead of the prior year and on target with our plan. We will also discuss our performance by segment and reiterate our confidence in the full year fiscal 2008 guidance we provided at the beginning of the year. Marc Fierman will then provide a detailed review of our financials, and we will update you on the outstanding progress we have made in realizing the anticipated cost savings in both our magazine distribution business and SIM division.

I would like to move to slide 4, and make a few general comments about our business. Our management team is looking at the future with much enthusiasm. We believe our diverse but related business segments provide a solid foundation for growth. We are recognized as the leaders in our markets, and are uniquely positioned at the forefront of the dramatic change that are taking place in the content delivery business.

Sales in the third quarter were strong, and we are executing on the initiatives we embarked on earlier this year. We are gaining market share in our distribution business, and as Marc will detail in a few minutes, the integration of our publishing business is ahead of schedule.

Turning to slide 5, for the third quarter we reported adjusted EPS of $0.24 on revenues of $640.1 million as compared with $0.15 and $467.9 million last year. The magazine distribution business had a record quarter as we continue to see the benefits of integrating the businesses we previously acquired. In the DVD/CD division we continue to outperform the industry, demonstrating our ability to profitably grow market share in a volatile environment.

Source Interlink Media, our newest division, exceeded our expectations for the period, and we are encouraged by the division’s stronger than anticipated EBITDA results in the third quarter.

Third quarter adjusted EBITDA totaled $52.5 million, an increase of 166% year-over-year, primarily due to the acquisition of SIM. Year-to-date we reported adjusted EPS of $0.43 on revenues of approximately $1.5 billion compared with $0.35 and $1.35 billion last year, again due in large part to the acquisition of SIM. EBITDA for the nine months ended October 31, 2007 totaled $82.4 million, up from $48.4 million last year.

Now let me provide a bit more detail on our three major segments, starting with our magazine distribution segment on slide 6. This division saw a revenue increase at 8.6%, despite overall volatility in the newsstands. But the real success story here is that EBITDA increased $3.4 million, or 56.4%, a strong indication that our cost savings initiatives are improving margins dramatically in virtually all aspects of this business. These results would have been even better if it were not for the impact of the fires in California, which dramatically decreased sales in the last two weeks of the quarter in those areas affected.

We recently announced the opening of a state-of-the-art distribution center in the McCook, Illinois, which replaces an older Chicago facility and our Brainerd, Minnesota facility. This marks a major step in the consolidation of our magazine distribution system.

We continue to build scale, and this year have expanded existing relationships with important national clients, such as Walgreens, Safeway, Paradies, Kroger and Borders. We began servicing Walgreens stores in Northern California and Ohio, Safeway stores in Arizona, and the Paradies airports in Detroit.

While we have been servicing Kroger stores with magazines for some time, we recently began supplying them with books as well. And as we mentioned on our last call, we began operating as the exclusive magazine distributor for Borders on September 1.

We are also beginning to see significant increases in the cover prices for many of the celebrity weeklies we distribute. Increases in cover prices generally result in higher gross retail sales with no incremental handling cost. As a result, they typically have a positive impact on our operating results.

A major element in our plan is the consolidation of our two distinct distribution platforms. These two platforms are carryovers from earlier acquisitions. One platform services the specialty bookstores, while the other platform services the mainstream newsstand distribution. We will soon rollout an innovative new system that will handle both types of distribution. By moving to this single platform we expect to eliminate redundancy, reduce cost, and improve our margins.

Another area we are addressing is our field service merchandising. With about 4,000 merchandisers nationwide, Source has one of the largest in-store merchandising forces in the business. We recently introduced a new Web-based reporting system that gets our merchandisers working smarter and faster, improves management control, and will ultimately help us drive increased sales.

Moving to slide 7, our DVD/CD business continues to outperform the industry. The CD story remains much the same as last quarter, and our DVD sales were up significantly. Net revenue for the quarter increased 11.9% compared to the prior year. Our DVD revenue growth was strong, and we continue to buck industry trends in music by leveraging our vast catalog, our superior servicing capability and our scale in order to build profitable market share.

EBITDA for the quarter was $13.5 million, only slightly lower than the prior year, despite a continued shift towards the lower margin DVD product. Year-to-date, DVD net revenue is up 16.1%. Our DVD sales have been driven by new movie releases concentrated in the summer and fall. TV series packages have also had a strong positive impact on our third quarter sales. We would expect this momentum to continue into the fourth quarter as a result of additional new releases.

Year-to-date CD revenue decreased 5.9% as compared to the same period last year, but dramatically outperformed the industry average, which was down 18.8% in the period according to industry statistics published by Billboard. Since we distribute CDs to almost every major Internet retailer, we continue to garner more market share online as well. With early indications showing that the holiday season is off to a stronger start than many had anticipated, we believe we will again outperform the industry in the fourth quarter.

We believe the current volatility in this market represents a tremendous opportunity for Source. While other wholesalers appear to be contracting, we continue to grow by adding new customers and expanding our existing relationships. As previously announced, in August we began shipping CDs and servicing DVDs and games to Circuit City.

As we have said, the fourth quarter, which includes the holiday gift giving season, is typically the strongest for the DVD/CD division. We believe that by building profitable market share and managing our cost structure this division will continue to be a strong contributor to our bottom line.

Our newest division, Source Interlink Media, or SIM, is covered on slide 8. This is the first quarter that we’re incorporating results from SIM in our financials. And we are pleased reported that Source Interlink Media is performing well.

While total revenue was down $1.3 million, or about 1%, from the same quarter last year, EBITDA increased $2.5 million, or 9%, which exceeded our expectations. In fact, the quarter would have been even stronger had SIM not had to adopt our fiscal year end convention. This change actually shifted approximately $5.5 million in revenue and the associated EBITDA into the second quarter.

The primary driver for the division’s third quarter performance was the non-print side of the business which grew $5.4 million, mainly in licensing and online, which saw growth in excess of 30%. Excluding the effect of the timing issues I just mentioned, print revenue was only down 1.2% or $1.3 million, largely attributable to lower circulation revenue.

While we remain confident in our plan for the year, we do not expect the fourth quarter to be as strong as it was in the first three quarters, because of the natural seasonality of this business and a somewhat more challenging advertising environment in the automotive sector. The fourth quarter for SIM has historically been their weakest as a result of lower print advertising and slower lead generation at year end.

We also continue to invest in our auto digital platform to support the outstanding future growth prospects in online. The majority of this investment is in the addition of staff in the key areas of technology, content, and sales and marketing. This investment will allow us to build new products faster, expand our dedicated online content, and to monetize our increasing traffic. Much of our growth in the future years will come through a substantial increase in online advertising revenue, driven by further increasing traffic across our automotive network.

Source Interlink Media also continues to realize the benefit associated with a number of strategic initiatives. Excluding new launches and acquisitions, we have reduced draw by nearly 9 million copies, or about 8%, through the nine months ended October 31. This reduction generated nearly $4 million in cost savings, with limited loss in newsstand revenue. We have refreshed and expanded our publications through strategic relaunches. We have increased the frequency of some publications. And we have launched five new titles.

Our recent upgrade of the digital platform for the division’s 55 auto sites has had an immediate impact on page views, which increased 33% through the nine months ended October 31. The digital sales force is being expanded and strengthened to monetize this increased traffic.

Overall, we are very proud of what we have accomplished this year. Our business strategies and restructuring initiatives are starting to contribute to our bottom line, and our year-to-date performance gives us confidence in where we’re headed.

On slide 9, we iterate the financial guidance we have provided previously. We remain confident in our ability to deliver full year revenue of between $2.1 billion and $2.2 billion, and adjusted combined EBITDA of between $128 million and $135 million in fiscal 2008.

The EBITDA projection includes $80 million to $85 million adjusted full year EBITDA from what we call Legacy Source — that is the magazine, DVD/CD distribution business — and $48 million to $50 million in adjusted second half EBITDA from Source Interlink Media. I should note that these numbers also include the achievement of all targeted synergies through the balance of the fiscal year. Had we owned SIM for the full fiscal year, our pro forma adjusted EBITDA, including the realization of all synergies, what has been between $207 million and $214 million.

Overall, expected annual performance is well ahead of prior year and consistent with our earlier projection of mid to long-term revenue growth in the low single digits, and EBITDA growth in the mid single digits.

Moving to slide 10, we have a focused strategy for our Company as a whole and for each of our divisions. In magazine distribution we will continue our effort to build market share and consolidate our infrastructure. In the DVD/CD business we will continue to pursue new and expand existing customer relationships, as well as add new products and services to our offering. And as we stated, we will continue to reduce costs which is critical given the changes taking place in these markets.

On the content side, SIM diversifies our revenue and earnings stream and provides an opportunity for growth, while leveraging the premier distribution platform we have built over the last several years. Our results are ahead of the prior year and on track with our 2008 plan. And we look forward to keeping you updated on our progress in the months ahead.

With that, I will turn the call over to Marc Fierman, our CFO.

 Marc Fierman  — Source Interlink Companies - CFO

 Thank you, Mike. And good afternoon everyone. To begin, please turn to slide 11, which provides some disclosures about the financial measures I will use today. I will review our third quarter and year-to-date consolidated operating results from continuing operations, as well as summarized third quarter results from our reporting segments.

Third quarter results include Source Interlink Media, which we acquired on August 1. On a consolidated basis, prior year periods will be compared to Legacy Source; however, in order to evaluate performance, we will provide some insight into SIM’s historical revenue and EBITDA as a stand-alone entity in the comparable prior year periods.

We present financial results on a GAAP and an adjusted non-GAAP basis. The non-GAAP presentation is intended to reflect the matter in which management views the business, which for example, eliminates certain non-cash expenses, such as amortization of intangible assets resulting from acquired entities, non-cash income tax expense, as well as certain costs related to consolidating and integrating acquisitions. For a full listing of these adjustments, please refer to the reconciliation provided in the earnings release.

Turning to slide 12, on a GAAP basis from continuing operations in Q3 the Company reported a loss of $4.5 million compared to income of $4.3 million last year, resulting in a loss per share of $0.09 compared to earnings per share of $0.08 last year. For the year-to-date period the Company reported income of $1.2 million compared to $10.4 million last year, resulting in earnings per share of $0.02 compared to $0.20 last year.

Slide 13 references the adjusted consolidated results from continuing operations for the third quarter and the year-to-date compared to the same period last year. Revenue for Q3 increased 36.8% to $640 million, while the year-to-date period increased 14.9% to $1.55 billion. For Legacy Source Q3 revenue increased 9.9% to $514 million, and for the year-to-date increased 5.5% to $1.4 billion.

EBITDA for the third quarter totaled $52.5 million, a 166% increase, and for the year-to-date totaled $82.4 million, a 70.2% increase. For Legacy Source, EBITDA for Q3 increased 14.1% to $22.5 million, and increased 8.2% to $52.4 million for the nine months period.

Q3 adjusted earnings per share are $0.24 compared to $0.15 last year. As discussed on our last call, beginning in the third quarter of this year the Company is reporting its adjusted earnings utilizing a lower non-GAAP effective tax rate, which results from an expected tax benefit from a 338(h)10 election made in conjunction with our acquisition of Source Interlink Media. Year-to-date, EPS totaled $0.43 compared to $0.35 last year.

As stated on previous calls, effective with the current year, the Company has modified the allocation of certain shared services to the operating segments. This effect has no effect on consolidated operating results.

For the next few minutes I will highlight — I will review financial highlights for Q3 and the year-to-date compared to the same period last year. You can find this information on slides 14 and 15.

In the third quarter revenue in the magazine fulfillment segment increased 8.6% to $241 million and generated $9.5 million of EBITDA, a 56.4% increase. Revenue for the nine-month period increased 9.9% to $704 million and generated $23.4 million of EBITDA, a 49.2% increase. The improvement in EBITDA is primarily a result of higher sales and the realization of previously discussed cost savings resulting from the ongoing integration and consolidation of previous acquisitions. In the year-to-date period approximately $39 million of the increase in revenue is due to the prior year’s first quarter containing only one month of revenue related to last year’s Anderson acquisitions. The new business, discussed previously by Mike, contributed to the balance of the overall increase in revenue.

Revenue for the third quarter in the DVD/CD fulfillment segment increased 11.9% to $261 million. CD revenue increased 15.6 to $141 million, and DVD revenue increased 12.7% to $119 million. Those increases were offset slightly by a $5 million drop in other income.

For the nine-month period, revenue increased 2.2% to $687 million. CD revenue decreased 5.9% to $353 million, and DVD revenue increased 16.1% TO $328 million, while other income decreased $8 million. Q3 EBITDA decreased 1.2% to $14 million and decreased 8.2% to $32 million for the nine-month period.

Third quarter revenue in our new media segment decreased 1% TO $134 million. As Mike previously discussed, on a comparative basis revenue would have increased 3%, or 5.5% in the quarter, had SIM not adopted our fiscal year end, which shifted the on sale date of certain titles from Q3 to Q2 in the current year. For the nine-month period revenue increased 2.7% Q4 to $412 million. Q3 EBITDA increased 9% to $30 million. For the nine-month period EBITDA increased 18.1% to $96 million.

Shared services, which consists of corporate and administrative expenses associated with the operating segments, decreased 1.9% to $4 million in the third quarter and decreased 9.6% to $12 million for the nine-month period on an EBITDA basis.

On a GAAP basis in the quarter cash provided by operating activities was $48 million, CapEx $11 million, and $6 million was used by net purchases of RDA claims, which resulted in $31 million of free cash flow. Free cash flow for the year-to-date is $43 million. As discussed last quarter, the Company expected to generate free cash flow of approximately $37 million to $42 million for the full year.

Depreciation of property and equipment was $7 million in Q3, and on an annualized run-rate basis will approximate $27 million to $29 million. Interest expense, net of interest income in Q3, was $33 million, excluding approximately $2 million of non-cash amortization of temporary bridge loan fees.

I will now review some balance sheet highlights as of August 31, 2007 on slide 16. Cash on hand, $33 million. Our average cash balance during the quarter was $41 million. Revolving bank debt, zero. Average monthly revolver balance during the quarter, $2 million. Total debt, $1,379,000,000. And stockholders equity of $442.4 million. I will now review cost savings, synergy progress from prior and recent acquisitions.

As discussed on our last call, the Company expected the magazine fulfillment segment to achieve approximately $18 million of additional cost savings over the next three years related to the continued integration of our distribution network, with the expectation to slightly more than half would be achieved this year. In the first nine months of this year we have recognized approximately $6 million, with around $3 million expected in the fourth quarter.

Also as discussed on the last call, the Company in conjunction with its acquisition of the Enthusiast Media businesses expected to achieve $18 million in cost savings within 12 months on an annualized run-rate basis, and $5 million of actual cost savings in the first six months. In the first 90 days of ownership, we have recognized approximately $2.3 million of actual cost savings, which equate to about $12 million on an annualized run-rate basis.

On our last call we also discussed the expected benefit from a 338(h)10 election made for tax purposes in conjunction with the acquisition of Enthusiast Media. I will now briefly review what it means.

For tax purposes the Company will amortize approximately $1.2 billion over the next 15 years, resulting in tax amortization of approximately $75 million to $80 million per year to offset taxable income. The result is an expected future tax benefit of approximately $28 million to $30 million annually at current tax rates for a period of approximately 15 years. The resulting tax rate based on taxes paid, approximates 3% based on these taxes paid, to the extent that tax losses are created that they can be carried forward to future years.

For GAAP purposes our effective tax rate will remain at approximately 40%. As discussed earlier, beginning in the third quarter of this year, the Company reported its adjusted earnings utilizing the lower non-GAAP tax rate.

Turning to our forecast for the year, slide 17, as Mike indicated earlier, we are anticipating revenue of approximately $2.1 billion to $2.2 billion, and adjusted combined EBITDA of between $128 million to $135 million in fiscal 2008. Again, as a reminder, had we owned SIM for the full fiscal year, our adjusted pro forma EBITDA, including the realization of $18 million in cost-saving synergies, would have generated between $207 million to $214 million in EBITDA. We will now open up the call for questions.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). Barry Sine, Oppenheimer.

 Barry Sine  — Oppenheimer - Analyst

 Congratulations, nice quarter. I’m wondering if you can help us understand the seasonality of the business. You gave us some insight on that. We can take the full year guidance and kind of get a sense for what fourth quarter is going to look like. It sounds to me, if you can just kind of reiterate, you have been saying in the New Media business fourth quarter is a little bit lighter than what you have just reported, but conversely in the CD/DVD business, particularly because that is moving towards DVD, that will be a bit more fourth quarter weighted, is that correct?

 Mike Duckworth  — Source Interlink Companies - Chairman

 I think that is a fair way to look at it. One of the nice things about the acquisition is it does begin to balance out our year a little bit through the diversification of our earnings stream.

The SIM business is typically front-end loaded in the first half of the year. Our titles, we don’t get the big Christmas bang that some of the other more generic titles do in that space. Conversely, the DVD and the CD space is a holiday season whammy for us, if you will, and actually I think, as we have mentioned on prior calls, is becoming more and more compacted within the December season.

 Barry Sine  — Oppenheimer - Analyst

 Within the magazine distribution business, I think you do distribute a lot of pretty seasonal titles there, so that business tends to pick up in the fourth quarter, is that right?

Mike Duckworth  - Source Interlink Companies - Chairman

It picks up a little bit with some of the larger issues that people can charge a premium for over the holidays, but not as significant a move as you see in the other two components of our business.

Barry Sine  - Oppenheimer - Analyst

Within the CD/DVD segment, as Marc was kind of going through some of the details, I heard something I thought was pretty remarkable. I just want to confirm it. In the quarter itself, not the year-to-date, it sounded as if he said that CD distribution revenue actually increased year-over-year. Is that correct?

Marc Fierman  - Source Interlink Companies - CFO

I said that it increased compared to the third quarter last year by 15.6%.

Barry Sine  - Oppenheimer - Analyst

That is pretty remarkable, given where the industry is going. And obviously you have talked about some pretty significant customer wins that came on during the quarter. Can you give any more elaboration on the trends you are seeing in the CD growth?

Alan Tuchman  - Source Interlink Companies - Co-CEO

Sure, Barry. This is Alan Tuchman. You know, we continue to consolidate the industry and at the same time expand it into new places. Circuit City, which you may -- which you pointed out to, was one of the wins from this past summer, and now we have them in the third and fourth quarter.

Also, a lot of this business is also moving on online too, which we experienced during this past Thanksgiving holiday. And we are in that position too because we also fulfill for a lot of the major retailers too. So we're perfectly positioned right now for customers who are trying to find CDs, and can't.

Barry Sine  - Oppenheimer - Analyst

Alan, you just alluded to one major customer win you have announced this year. There have been a couple of others. I haven't seen anything in this release in terms of major new customer wins. Where do we stand on that front more recently, not just for CD/DVD but across the magazine segment as well?

Mike Duckworth  - Source Interlink Companies - Chairman

Generally speaking I think I alluded to the wins that we have seen with Kroger and Safeway and Walgreens on the magazine distribution side. Circuit City is obviously the big win here on the CD/DVD business. And we continue to fight that fight every year or every quarter in trying to pick up incremental business.

The nice part about this, as I mentioned, is the volatility that you see in the market is really driving people to us, because we can put the right items on the right shelf at the right time in just about any part of the country, and manage that process for them. That is where we're really picking up the benefit specifically in Alan's business.

Barry Sine  - Oppenheimer - Analyst

Are there any major new well-known retail chains that you're in process with we're likely to see get announced over the next several quarter quarters?

Mike Duckworth  — Source Interlink Companies - Chairman

We are in process with discussions with everybody. I think our guidance is not dependent upon any particular or specific customer win. And as we work through our budgeting cycle for next year, we expect to be in a position to begin to talk about next year’s guidance on our next earnings call.

Barry Sine  — Oppenheimer - Analyst

Mike, in the press release you talked about transforming the Company into a content provider. Can I read that to mean that we may see additional either small and/or large acquisitions, either on the print side or the digital side?

Mike Duckworth  — Source Interlink Companies - Chairman

I think we have been fairly specific on our prior calls that that is one of our macro strategies, to continue to move in that space — into the content space and build that. We have talked about the platform that we acquired in acquiring Enthusiast Media, being able to take on incremental capacity and really realize some significant synergies there. Clearly as we pursue those opportunities, we need to be prudent in how we approach them, and ensure that the underlying cash flows that are generated by those potential acquisitions will make sense and can support our capital structure.

Barry Sine  — Oppenheimer - Analyst

In terms of the guidance you gave, kind of an EBITDA pro forma number for the full year. And you also you talked about very generic longer-term growth expectations. I think on EBITDA you mentioned mid single digits. So would it be a fair way to think about — I know it is a little bit early — fiscal ‘09, just to take, let’s say, a 5% growth on top of the midpoint of this year’s pro forma EBITDA to get a sense of what you’re thinking about? Or is that mid single digit growth more of a longer-term aspiration and maybe something we’re not going to see in ‘09?

Mike Duckworth  — Source Interlink Companies - Chairman

Again, I appreciate the situation you’re in trying to create those things. As I said, I think we’re in the middle of our budgeting process for next year right now, and we would hope to provide better guidance on our next call.

Barry Sine  — Oppenheimer - Analyst

The last question is more of a housekeeping question. Generally you filed the Q as soon as you report. I haven’t seen that out yet. Is that coming out tonight?

Marc Fierman  — Source Interlink Companies - CFO

No, the Q will probably be filed tomorrow.

Barry Sine  — Oppenheimer - Analyst

Great. Thank you very much, and again nice job, gentlemen.

Operator

James Adams, Scopia Capital.

James Adams  — Scopia Capital - Analyst

Good quarter. I think Barry went through a lot of my questions, but I had a couple of more left here. You talked about the reduced draw and the benefits that you’ve seen from that. Was the $4 million number that you were talking about was an annualized savings number?

Steve Parr  — Source Interlink Companies - President Source Interlink Media

That was the — this is Steve Parr — that was actually the cost savings we realized so far by taking the $9 million out. That is an immediate cost savings.

Mike Duckworth  — Source Interlink Companies - Chairman

And that was through the first nine months —.

Steve Parr  — Source Interlink Companies - President Source Interlink Media

Nine months, right.

James Adams  — Scopia Capital - Analyst

That was going to be my second question was — was that an initiative that was in place before the acquisitions, since you’re talking about nine months versus obviously the three months that (inaudible)?

Steve Parr  — Source Interlink Companies - President Source Interlink Media

The answer is, yes it was. But the difference is now, working with Source, we can continue to look at draw management, particularly for the business that Source is distributing.

Mike Duckworth  — Source Interlink Companies - Chairman

I think we have alluded to this on one of our prior calls. What was interesting for us is this — both of us independently, both Legacy Source and Enthusiast Media on its own, have really been driving in the same direction in terms of the efficiency of the product and reducing that draw. And as we have come together, we have seen that we share the same mindset. And now being able to work even more closely together to share the information that we have on a broader base and more directly, I think those kinds of savings opportunities will continue.

James Adams  — Scopia Capital - Analyst

Just to clarify something that Marc commented on, the synergies that have been achieved to date, I think he said $2.3 million in the SIM business. So when you’re looking at comparing this year’s Enthusiast Media, or SIM, EBITDA on to last year, you’ve got a $2.3 million benefit from synergies in there. Is that right?

Marc Fierman  — Source Interlink Companies - CFO

That’s correct.

James Adams  — Scopia Capital - Analyst

Last question was just, on the last call you talked about $25 million to $30 million of free cash flow in the second half for the business combined. You were right at, I think, $30 million this quarter. Am I right to think that Q4 is a cash flow neutral —?

Mike Duckworth  — Source Interlink Companies - Chairman

At this point that is kind of what we’re thinking. So that is probably as far as we are going to go at this point.

Operator

Jaime Lester, Soundpost.

Jaime Lester  — Soundpost - Analyst

Can you just walk-through what your definition of free cash flow is?

Marc Fierman  — Source Interlink Companies - CFO

Sure. It is cash flow generated from operations off of our cash flow statement, less CapEx. And then there are — if you go further down in our cash flow statement, we have a business, we have the RDA claiming business. And the cash flow from that runs — the buying and selling of claims runs through that part of the cash flow statement, but we include that in our definition, because it is cash that is available for us to do what we want with it. It is unrestricted.

If you go to the website, you will be able to see that definition. So in some quarters that is a positive number, depending on the timing of cash collections and the timing of the purchases of those claims, and in some quarters is a use of cash.

Jaime Lester  — Soundpost - Analyst

The $30 million, or $31 million generated in the quarter of free cash flow was after all — just the way it is presented on the slide is a little bit misleading, right next to the interest expense. That is after interest expense and all — everything else, right?

Marc Fierman  — Source Interlink Companies - CFO

It is cash flow from operations, which is after interest, and it is less CapEx. And it is less the net amount of money that we spend on buying and selling claims during the quarter.

Jaime Lester  — Soundpost - Analyst

I guess the question is, why would free cash flow the negative in the fourth quarter?

Marc Fierman  — Source Interlink Companies - CFO

I’m not saying it is going to the negative necessarily, but you have to understand that in our business, the Enthusiast Media or Source Interlink Media, its weakest quarter is in the fourth quarter. So on an annualized basis it is expected to generate the least amount of cash in that quarter.

Jaime Lester  — Soundpost - Analyst

I guess, by putting out the free cash flow year-to-date as $42.7 million, and guidance for free cash flow is — was in $37 million to $42 million?

Marc Fierman  — Source Interlink Companies - CFO

Yes.

Jaime Lester  — Soundpost - Analyst

By that you’re implying guidance of zero to negative $5 million free cash flow for the fourth quarter.

Marc Fierman  — Source Interlink Companies - CFO

I think, as I said on the previous answer, it could be neutral in the quarter.

Jaime Lester  — Soundpost - Analyst

Is it the right way to think that if you do kind of hit a $210 million — well, I guess over a full year if you hit an adjusted EBITDA number of call it $210 million, what would the free cash flow be in that situation over a full year?

Marc Fierman  — Source Interlink Companies - CFO

These are the two things — as we said on the last call, Source Interlink Media generated $66 million of EBITDA in the first half of the year that we didn’t own it. And it had CapEx probably in the neighborhood of $5 million to $6 million. So you could — with that information, I think you could draw a conclusion.

Jaime Lester  — Soundpost - Analyst

Okay. You don’t want to just put a number out there and save me a few calculations?

Marc Fierman  — Source Interlink Companies - CFO

No, I’m not going to put out a pro forma cash flow calculation as if we owned it for the entire year.

Jaime Lester  — Soundpost - Analyst

Then can you walk through the debt structure that stands? How much is fixed — if it is all fixed and where that stands?

Marc Fierman  — Source Interlink Companies - CFO

We have a term loan B that is $877.8 million currently, amortized as 1% a year. And the rate on that is — it is a LIBOR rate and it is fixed. It floats obviously with an increase or a — with the flow of EBITDA. The unsecured bridge loan of $465 million is — does ramp up every 90 days. It is also a LIBOR based number. But it does have a maximum — a maximum top rate of 11.25%. And our cash revolver is at LIBOR plus 1.5%. So that is —.

Jaime Lester  — Soundpost - Analyst

 When you say fixed, you are not saying it is fixed rate, you’re saying is a fixed spread to LIBOR?

Marc Fierman  — Source Interlink Companies - CFO

Correct.

Jaime Lester  — Soundpost - Analyst

As rates go down this could be meaningful. If LIBOR drops 200 basis point that is another $20 million of cash, all being equal, or $25 million of cash flow to pretax for you guys.

Marc Fierman  — Source Interlink Companies - CFO

As LIBOR drops, our interest expense will follow it.

Jaime Lester  — Soundpost - Analyst

Great. Thanks guys. Good quarter.

Operator

Matt Sirovich, Scopia Capital.

Matt Sirovich  — Scopia Capital - Analyst

Nice quarter. Sorry, Scopia is coming at you from two phone calls. But two quick questions to follow-up on James’ and Barry’s. I know you’re not giving guidance for fiscal ‘09, but can you give us some sense of what effect the political spending year in ‘08 has on you? Is a positive, negative, neutral when it is a presidential year?

Mike Duckworth  — Source Interlink Companies - Chairman

I think across the spectrum of our businesses I’m not sure there really is an effect that we could quantify for you, specifically. Clearly to the extent that there are incremental issues on the magazine side that we distribute, it would be helpful, but I don’t really think there’s anything behind that that we could point to help you in modeling.

Matt Sirovich  — Scopia Capital - Analyst

In terms of the ads on the magazine side, you don’t see a swing away from you in political years towards others magazines that are geared more towards voters?

Mike Duckworth  — Source Interlink Companies - Chairman

Really, in our type of magazines today, we really don’t see any — very little, if any of that kind of advertising.

Matt Sirovich  — Scopia Capital - Analyst

So I was saying, but you see advertising swing away from you, or do you expect it to be — in an average even number year is it similar to an average odd number year?

Mike Duckworth  — Source Interlink Companies - Chairman

Steve, maybe you could —.

Steve Parr  — Source Interlink Companies - President Source Interlink Media

No, I don’t see any impact on us at all in terms of ad revenue. I think you have to remember the bulk of our advertising is actually non-endemic, so whether it is a political year or not, it really will have neither a positive impact on us or a negative impact.

Matt Sirovich  — Scopia Capital - Analyst

That’s what I expected. I think you might have answered this already, but in terms of the timing of when you will first issue ‘09 guidance, will not be on the fourth quarter call?

Mike Duckworth  — Source Interlink Companies - Chairman

Correct.

Matt Sirovich  — Scopia Capital - Analyst

Thanks a lot.

Operator

There appear to be no more questions at this time. I would like to turn the floor back over to management for any closing comments.

Mike Duckworth  — Source Interlink Companies - Chairman

We appreciate everybody’s time on the call today, and we look forward to our continuing updates. Thanks a lot.

Operator

Thank you everyone. This concludes today’s conference call. You may disconnect your lines at this time. And please have a wonderful day.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.